    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         MARKETING SERVICES GROUP, INC.
             (Exact name of registrant as specified in its charter)

                      NEVADA                                            88-0085608
 (State or other jurisdiction of incorporation or          (I.R.S. Employer Identification No.)
                  organization)

                            ------------------------

                               333 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10001
                                 (917) 339-7100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                         ------------------------------

                               J. JEREMY BARBERA
                         MARKETING SERVICES GROUP, INC
                               333 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10001
                                 (917) 339-7100
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:
                              ALAN I. ANNEX, ESQ.
                            MICHAEL L. PFLAUM, ESQ.
                           CAMHY KARLINSKY STEIN LLP
                                 1740 BROADWAY
                            NEW YORK, NEW YORK 10019

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED
                                                                          MAXIMUM         PROPOSED MAXIMUM
               TITLE OF SHARES                      AMOUNT TO         AGGREGATE PRICE         AGGREGATE            AMOUNT OF
              TO BE REGISTERED                    BE REGISTERED          PER UNIT         OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, par value $.01 per share.......       4,291,128            $11.8125            $50,688,949            $14,092

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average high and low prices per share of the common stock on the Nasdaq National Market System on October 25, 1999.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 1999
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                         MARKETING SERVICES GROUP, INC

                        4,291,128 SHARES OF COMMON STOCK

                                ($.01 PAR VALUE)

                               ------------------

    All of the common stock offered hereby may be sold from time to time by and for the account of the selling stockholders named in this prospectus.

    The methods of sale of the common stock offered hereby are described under the heading "Plan of Distribution." We will receive none of the proceeds from such sales. We will pay all expenses, except for the underwriting and brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders, incurred in connection with the offering described in this prospectus.

    The selling stockholders and any broker-dealers that participate in the distribution of the common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. As a result, any commission or profit on the resale of shares received by such broker-dealers may be deemed to be underwriting commissions and discounts under the Securities Act. Upon being notified by the selling stockholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a secondary distribution, or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, disclosing among other things the names of such brokers and dealers, the number of shares involved, the price at which such shares are being sold and the commissions paid or the discounts or concessions allowed to such broker-dealers.

    Our common stock is listed on the Nasdaq National Market System (Symbol:
MSGI). On October 25, 1999, the closing price of the shares was $11.94 per share.

    THE SHARES OF OUR COMMON STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER   , 1999.

                               TABLE OF CONTENTS

THE COMPANY.................................................      3

RECENT EVENTS...............................................      3

RISK FACTORS................................................      3

FORWARD-LOOKING INFORMATION.................................     11

USE OF PROCEEDS.............................................     12

DESCRIPTION OF OUR CAPITAL STOCK............................     12

SELLING STOCKHOLDERS........................................     13

PLAN OF DISTRIBUTION........................................     15

WHERE YOU CAN FIND MORE INFORMATION.........................     17

LEGAL MATTERS...............................................     18

EXPERTS.....................................................     19

                                  THE COMPANY

    We are a vertically integrated provider of direct marketing and Internet marketing services to large and medium sized companies throughout the world. Through internal growth and a series of acquisitions, our revenues have grown from $16 million in fiscal 1996 to over $110 million in fiscal 1999 on a pro forma basis. Our operating subsidiaries consist of two business groups, The Direct Group and The Internet Group.

    The Direct Group assists clients by identifying new customers, promoting their products and developing strategies for customer retention. The customer acquisition and maintenance services include strategic planning, direct marketing and database marketing, telemarketing and telefundraising, media planning and buying, and fulfillment. The Direct Group expects to continue to leverage its client base and services with those of our recent acquisitions, offering a one-stop shopping approach to our thousands of clients worldwide.

    The Internet Group provides Internet marketing, e-commerce applications, Web development and hosting, online advertising sales and consulting services. Currently, our Internet Group's primary Internet marketing application is Permission Plus-TM-. Permission Plus-TM- enables companies to conduct customer surveys online and utilize an interactive database to market goods via e-mail. Permission Plus-TM- is an innovative suite of tools, which captures detailed user information, including product preferences, interests and demographics, provides powerful marketing research information, and enables companies to proactively communicate with their customers through one-on-one e-mail communications. This information allows The Internet Group's clients to conduct and measure the results of Internet marketing campaigns quickly and efficiently in order to reduce cycle time and improve performance. Additionally, The Internet Group will continue to acquire, invest in, partner with and incubate Internet companies. Our acquisition of CMG Direct Corporation, the formation of WiredEmpire.com, and our investments in GreaterGood.com, Screenzone Media Network LLC and Mazescape.com illustrate our Internet investment strategy.

    We are a Nevada corporation and maintain our executive offices at 333 Seventh Avenue, New York, New York. Our telephone number is (917) 339-7100.

                                 RECENT EVENTS

    In October 1999, we completed an acquisition of approximately 85% of the outstanding common stock of Cambridge Intelligence Agency, Inc. for $1.8 million in our common stock, subject to certain adjustments. Cambridge Intelligence Agency, Inc. is a provider of Web-based e-mail response management solutions.

    In October 1999, we completed a 10% investment in Mazescape.com for $250,000 in cash. Mazescape.com is a business-to-business web solution provider in the corporate segment of the Internet recruitment industry.

                                  RISK FACTORS

    WE MAY NOT HAVE OPERATING INCOME OR NET INCOME IN THE FUTURE; WE MAY HAVE PROBLEMS RAISING MONEY WE NEED IN THE FUTURE. Recently, we have had significant operating losses. During the years ended June 30, 1997, 1998 and 1999, we had operating losses of approximately $3.6 million, $580,000 and $7.1 million, respectively. It is possible that we may never achieve profitability, and even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. For a detailed account of our historical losses, please see the "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in our Annual Report on Form 10-K for the year ended June 30, 1999.

    We may require additional capital, especially in light of our continuing acquisition program. We may, from time to time, seek additional funding through public or private financing, including debt or equity financing. We cannot assure you that adequate funding will be available as needed or, if it is available, that it will be on acceptable terms. If additional financing is required, the terms of the financing may be adverse to the interests of existing stockholders, including the possibility of substantially diluting their ownership position.

    OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE OUR FINANCIAL STATEMENTS REFLECT THE OPERATIONS OF OUR RECENT ACQUISITIONS FROM THEIR RESPECTIVE ACQUISITION DATES. During the past two and one-half years, we have made many significant acquisitions of operating divisions. Therefore, our historical operating results may not be indicative of our future operating results. Our financial statements are consolidated to reflect the operations of our recent acquisitions of each of our subsidiaries from the date of acquisition and, therefore, are not comparable to our historical financial statements, nor do they give a clear indication of our future performance. Our pro forma financial statements reflect the operations of our acquisitions for the full period, but, since the businesses were not operating as a consolidated group, their performance is no assurance that they will continue to operate with such results.

    A MAJOR STOCKHOLDER COULD ACQUIRE SIGNIFICANT AMOUNTS OF OUR COMMON STOCK AT BELOW MARKET PRICES. In connection with a financing on December 24, 1997, we granted G.E. Capital Corporation a warrant to purchase up to 10,670,000 shares of our common stock at a nominal exercise price if we do not achieve certain earnings targets. If we file a registration statement with the SEC, or arrange a private placement, after December 20, 1999 and prior to April 30, 2000 which permits G.E. Capital to sell at least 1,766,245 shares of our common stock at a minimum price of $8.75 per share, then the warrant will be replaced with a new warrant to purchase 300,000 shares of common stock at an exercise price equal to one-third of the offering price of the common stock under such registration statement. If we neither meet the earnings targets nor complete a registered offering or private placement of our common stock above the target price and date, the shares of common stock you receive will be substantially diluted and may lose value. The new warrant agreement, the first amendment, and the second amendment, relating to G.E. Capital's rights are exhibits to our Current Reports on Form 8-K, as amended, filed on July 29, 1999 and September 9, 1999.

    WE NEED TO BE ABLE TO ACQUIRE AND INTEGRATE COMPANIES AND NEW PRODUCT LINES SUCCESSFULLY TO IMPLEMENT OUR GROWTH STRATEGY. Our growth strategy includes completing acquisitions that expand and complement our business. If we are unable to make these acquisitions, we may not be able to meet or exceed our historical levels of revenue growth and earnings. As a result, our stock price may be adversely affected.

    We may be unable to make acquisitions due to, among other reasons, these factors:

    - the Internet companies we seek to acquire or invest in have excessive valuation;

    - we may not be able to identify suitable companies to buy because many of the companies in the direct marketing business are relatively small when compared to us;

    - we may not be able to purchase companies at favorable prices, or at all, due to increased competition for these companies; and,

    - we may not be able to raise funds in the future to finance future acquisitions.

    Future acquisitions only will succeed if we can effectively assess characteristics of potential target companies or product lines, such as:

    - financial condition and results of operations;

    - attractiveness of products;

    - suitability of distribution channels; and

    - management ability.

    We cannot assure you that we can identify attractive acquisition candidates or negotiate acceptable acquisition terms, and our failure to do so may adversely affect our results of operations and our ability to sustain growth.

    Completed acquisitions may give rise to a number of additional difficulties, including:

    - difficulty integrating acquired technologies, operations and personnel with the existing business;

    - diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;

    - strain on managerial and operational resources as management tries to oversee larger operations;

    - potential issuance of securities in connection with the acquisition, which issuance lessens or dilutes the rights and values of currently outstanding securities;

    - incurrence of additional debt;

    - the write-off of in-process research and development of software acquisition and development costs;

    - the amortization of goodwill and other intangible assets;

    - loss of key personnel from acquired companies;

    - failure of an acquired business to achieve targeted financial results; and

    - unanticipated problems and liabilities of acquired companies.

    Our growth has placed significant demands on our administrative, operational and financial resources. To continue our future growth, we also will be required to improve our operational and financial systems and obtain additional management, operational and financial resources. These additional costs may outweigh the benefits we expect to obtain from internal growth.

    We may not be able to successfully address these problems. Our future operating results will depend to a significant degree on our ability to successfully manage growth and integrate acquisitions. Furthermore, some of our investments may be in early-stage companies with limited operating histories and limited or no revenues. We may not be able to successfully develop these young companies.

    OUR STRATEGY OF SELLING ASSETS OF, OR INVESTMENTS IN, OUR ACQUIRED AND DEVELOPED COMPANIES PRESENTS CERTAIN RISKS. Our business plan involves investing in early-stage companies and subsequently selling, in public or private offerings, all or portions of our interests in these companies. Market and other conditions largely beyond our control affect:

    - our ability to engage in such sales on favorable terms, or at all;

    - the timing of such sales; and

    - the amount of proceeds from such sales.

    If we are unable to sell our interests at favorable prices, our future operating results and business would be harmed. Fluctuations in the market price and valuations of the securities we intend to hold in such companies depends on market and other conditions that are beyond our control, and may result in fluctuations of the market price of our stock.

    THE DIRECT MARKETING SERVICES INDUSTRY AND THE MARKET FOR INTERNET PRODUCTS AND SERVICES ARE HIGHLY COMPETITIVE. The direct marketing services industry is highly competitive. The marketing resources of our clients are divided among many services other than those services in which we compete, such as television, radio and newspaper advertising. Many of our competitors have certain competitive advantages over us due to factors including:

    - greater financial resources;

    - longer operating histories;

    - stronger name recognition;

    - larger or more advanced technical resources; and

    - greater ability to quickly respond to new or emerging technologies.

    In addition, we compete with the in-house telemarketing and direct mail operations of certain of our clients and potential clients.

    The market for Internet products and services is already highly competitive. Exacerbating this situation is the fact that the market for Internet products and services lacks significant barriers to entry, making it relatively easy for new businesses to enter this market. Competition in the market for Internet products and services may intensify in the future. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with our products and services. In addition, many of our current and potential competitors have greater financial, technical, operational and marketing resources than us. We may not be able to compete successfully against these competitors in selling our goods and services. Competitive pressures also may force prices for Internet goods and services down, and such price reductions likely would reduce our revenues.

    WE DO NOT GENERALLY ENTER INTO LONG-TERM CONTRACTS WITH OUR CLIENTS. Our contracts or other arrangements with our direct marketing clients are generally entered into on a project-by-project basis. Moreover, if we were to lose a long-standing client, replacing such client with a comparable client may require significant lead time. In addition, new client programs often begin with a pilot project that is smaller in scale, more limited in scope, and has a smaller marketing budget than projects conducted with long-standing clients. Although we believe that we have historically achieved satisfactory levels of client retention, we cannot assure you that we will be able to do so in the future.

    WE DEPEND ON OUR KEY PERSONNEL. We are highly dependent upon the continued services and experience of our senior management team, including J. Jeremy Barbera, Chairman of the Board and Chief Executive Officer, and Cindy H. Hill, Chief Financial Officer. Our decentralized management philosophy delegates day-to-day operating decisions to the managers of each of our divisions. Therefore, we are also highly dependent upon the effectiveness of a small group of 17 people at the division level. We depend on the services of Mr. Barbera, Ms. Hill and the other members of our senior management and certain key employees to, among other things:

    - successfully integrate the operations of acquired companies;

    - continue our acquisition, investment and growth strategies; and

    - maintain and develop our client relationships.

    The loss of any key person could have a significant bearing upon our profitability, our ability to consummate future acquisitions, and our ability to finance, manage, or develop marketing programs. Our operational success is contingent upon our ability to retain and expand our staff of qualified personnel on a timely basis. We cannot assure you that adequate replacements can be found if we were to lose the services of any senior management or key employees. We are also dependent upon the specialized skills of certain other personnel and may need to hire additional skilled personnel if we experience growth in our business. Competition for such personnel is intense and the inability to attract or maintain qualified employees could materially and adversely affect our business, financial condition and results of operations.

    We maintain key person life insurance for certain members of our senior management team.

    WE MAY EXPERIENCE VARIATIONS FROM QUARTER TO QUARTER IN OPERATING RESULTS AND NET INCOME WHICH COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK. We expect to experience significant fluctuations in future quarterly operating results. Quarterly fluctuations could adversely affect the market price of our common stock. Many factors, some of which are beyond our control, may cause future quarterly fluctuations, including:

    - the timing of our clients' direct marketing programs and the commencement of new contracts;

    - new customer contracts which may require us to incur costs in periods prior to recognizing revenue under those contracts;

    - the effect of the change of business mix on profit margins;

    - the timing of additional selling, general and administrative expenses to support new business;

    - the costs and timing of the completion and integration of acquisitions, sales of assets and investments;

    - the timing of sales of assets;

    - the cyclical elements of our clients' industries;

    - the demand for our Internet products and services;

    - the market acceptance of new products and services;

    - specific economic conditions in the Internet and direct marketing industries; and

    - general economic conditions.

    The anticipated quarterly fluctuations, along with the emerging nature of commercial use of the Internet, makes predictions concerning our future revenues difficult. We believe that period-to-period comparisons of our results of operations will not necessarily be meaningful and should not be relied upon as indicative of our future performance for any subsequent fiscal quarter or for a full fiscal year. It also is possible that in some future quarters our operating results will be below the expectations of securities analysts and investors. In such circumstances, the price of our common stock may decline.

    OUR MANAGEMENT AND SIGNIFICANT STOCKHOLDERS EXERCISE SUBSTANTIAL CONTROL OVER OUR BUSINESS. As of October 25, 1999, our directors and executive officers beneficially owned, in the aggregate, 3,289,817 shares of our common stock, representing approximately 12.6% of the common stock outstanding. Two significant stockholders will beneficially own, in the aggregate, 6,661,706 shares, representing approximately 26.2% of the common stock. Accordingly, if these persons act together, they could exercise considerable influence over matters requiring approval of our stockholders, including the election of our board of directors.

    THE PRICE OF OUR STOCK HAS BEEN VOLATILE. The market price of our common stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. Such fluctuations may be triggered by:

    - differences between our actual or forecasted operating results and the expectations of securities analysts and investors;

    - announcements regarding our products, services or technologies;

    - announcements regarding the products, services or technologies of our competitors;

    - developments relating to our patents or proprietary rights;

    - specific conditions affecting the Internet industry;

    - specific conditions affecting the direct marketing services industry;

    - sales of our common stock into the public market;

    - general market conditions; and

    - other factors.

    In recent years the stock market has experienced significant price and volume fluctuations which have particularly impacted the market prices of equity securities of many companies providing Internet-related products and services. Some of these fluctuations appear unrelated or disproportionate to the operating performance of such companies. Future market movements may adversely affect the market price of our stock.

    FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE MAY HARM OUR BUSINESS. The Year 2000 issue could result in system failures or miscalculations causing disruption of operations of the companies. To date, we have experienced very few problems related to the Year 2000 issue, and we do not believe that we have a material exposure problem.

    We have conducted a review of our computer systems and other systems for the purpose of assessing our readiness for Year 2000, and we are in the process of modifying or replacing those systems which are not Year 2000 compliant. Based upon this review, management believes such systems are compliant for our existing business-critical systems.

    In addition, we have communicated with our major vendors and suppliers to determine their state of readiness relative to the Year 2000 compliance and our possible exposure to Year 2000 issues of such third parties. However, there can be no guarantee that the systems of other companies, which our systems may rely upon, will be timely converted or representations made to us by these parties are accurate. As a result, the failure of a major vendor or supplier to adequately address their Year 2000 compliance could have a significant adverse impact on our operations.

    As of the date hereof, we have incurred insignificant costs (primarily for internal labor) related to identifying and evaluating our Year 2000 issues to the system applications and, as a result of the acquisition of CMG Direct, anticipate spending an additional $520,000 to become Year 2000 compliant for our business-critical systems prior to the end of November 1999. The estimated completion date and remaining costs are based upon management's best estimates, as well as third party modification plans and other factors. However, there can be no guarantee that such estimates will occur and actual results could differ.

    FUTURE SALES OF OUR SHARES COULD ADVERSELY AFFECT ITS STOCK PRICE. As of October 25, 1999, there were 25,420,038 shares of our common stock outstanding. An additional 2,540,414 shares are issuable upon the exercise of currently exercisable warrants and options. If all these shares were issued, we would have 27,960,452 shares of our common stock outstanding. In addition, 796,929 shares of our common stock are issuable upon the exercise of outstanding options that are not currently exercisable. In addition, we have the authority to issue up to approximately 747,500 shares of our common stock under our stock option plans.

    In connection with our planned acquisition of Grizzard, we will issue additional shares of our common stock based on the 20-day average closing price as measured two days prior to the closing date. Based on a 20-day average closing price on October 1, 1999, we would issue an additional 4,067,447 shares in connection with the merger. The actual number of shares we will issue will increase or decrease based on the 20-day average closing price of our common stock two days prior to the closing date.

    Of the common stock outstanding prior to the filing of this registration statement, approximately 11,532,369 shares are freely tradable without restriction under the Securities Act or are eligible for sale in the public market without regard to the availability of current public information, volume limitations, manner of sale restrictions, or notice requirement under Rule 144(k), and does not include any shares held by or purchased from persons deemed to be our "affiliates" which are subject to certain resale limitations pursuant to Rule 144 under the Securities Act. As of the date of this registration statement/prospectus, the remaining shares of common stock outstanding are eligible for sale pursuant to rule 144 under the Securities Act.

    Sales of our common stock could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of equity securities or make acquisitions for stock.

    WE DO NOT INTEND TO PAY DIVIDENDS. We do not intend to pay any cash dividends on our common stock for the foreseeable future. We have not paid cash dividends on any of our capital stock in at least the last six years. It is anticipated that future earnings, if any, will be used to finance our future growth. In addition, we cannot assure you that our operations will generate sufficient revenues to enable us to declare or pay dividends.

    OUR ABILITY TO ISSUE "BLANK CHECK" PREFERRED STOCK AND CERTAIN OTHER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION COULD PREVENT OR DELAY TAKEOVERS. Our restated certificate of incorporation authorizes the issuance of "blank check" preferred stock (that is, preferred stock which our board of directors can create and issue without prior stockholder approval) with rights senior to those of our common stock. Furthermore, We have a staggered board of directors. These provisions, together with certain provisions of Nevada law limiting the voting rights of an acquiror of a controlling interest in a Nevada corporation (such as ourselves), as well as restrictions on certain business combinations (including certain mergers and exchanges), could delay or impede a merger, tender offer or other transaction resulting in a change in control, even if such a transaction would have significant benefits to our stockholders. As a result, these provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

    OUR FUTURE SUCCESS IN THE INTERNET BUSINESS DEPENDS ON HOW OUR INTERNET STRATEGY EVOLVES AND THE FUTURE OF THE INTERNET. Our future success in the Internet business depends on our successful implementation of our acquisition strategy and upon the continuation of current trends in the Internet industry. These factors include:

    - an ability to develop and maintain brand name awareness;

    - the continued increasing trend of Internet use;

    - our ability to form relationships with third parties who provide Internet services upon which we are dependent;

    - the continued viability of the Internet's infrastructure;

    - our ability to adapt to the evolving Internet technology and consumer demands; and

    - our ability to identify and acquire interests in Internet companies at reasonable valuations.

    THE OPERATING PERFORMANCE OF OUR SYSTEMS AND SERVERS IS CRITICAL TO OUR BUSINESS AND REPUTATION. Any system failure, including network, software or hardware failure, that causes an interruption or a decrease in the responsiveness of our services could result in reduced user traffic and therefore, reduced revenues. Our systems are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, computer viruses, electronic break-ins, earthquakes or similar events. Our insurance policies have low coverage limits and may not adequately compensate us for losses that may occur due to interruptions in our service.

    Our users and customers depend on Internet service providers, online service providers and other Web site operators for access to our products and services. Each of these providers has experienced significant outages in the past, and could experience outages, delays and other difficulties in the future due to system failures unrelated to our systems.

    We maintain extensive computer processing equipment and telemarketing equipment at our facilities throughout the United States, and such equipment represents a majority of our data services capability. Although back-up client files and databases are maintained off-site, and we maintain business interruption insurance and have not had a major failure of our equipment, the risk of such failure does exist and, if our back-up systems and databases prove inadequate, such failure could have a material adverse effect on our business.

    WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS. Our success depends in part on our intellectual property rights and our ability to protect such rights under applicable patent, trademark, copyright and trade secret laws. We seek to protect the intellectual property rights underlying our products and services by filing applications and registrations, as appropriate, and through our agreements with our employees, suppliers, customers and partners. However, the measures we have adopted to protect our intellectual property rights may not prevent infringement or misappropriation of our technology or trade secrets. A further risk is introduced by the fact that many legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in the context of the Internet industry currently are not resolved.

    We license certain components of our products and services from third parties. Our failure to maintain such licenses, or to find replacement products or services in a timely and cost effective manner, may damage our business and results of operations. Although we believe our products and information systems do not infringe upon the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against us. From time to time we have been, and we expect to continue to be, subject to claims in the ordinary course of our business, including claims of our alleged infringement of the intellectual property rights of third parties. Any such claims could damage our business and results of operations by:

    - subjecting us to significant liability for damages;

    - resulting in invalidation of our proprietary rights;

    - being time-consuming and expensive to defend even if such claims are not meritorious; and

    - resulting in the diversion of management time and attention.

    Even if we prevail with respect to the claims, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention. Any claims from third parties also may result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making such claims.

    GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS. The telemarketing industry has become subject to an increasing amount of federal and state regulation. Violation of these rules may result in injunctive relief, monetary penalties or disgorgement of profits, as well as private actions for damages. While the FTC's new rules have not caused us to alter our operating procedures, additional federal or state consumer-oriented legislation could limit our telemarketing activities and those of our clients or significantly increase our costs of regulatory compliance. Several of the industries which we intend to serve, including the financial services and healthcare industries, also are subject to varying degrees of government regulation. Although compliance with these regulations is generally the responsibility of our clients, we could be subject to a variety of enforcement or private actions for our failure or the failure of our clients to comply with such regulations.

    In addition, the growth of information and communications technology has produced a proliferation of information of various types and has raised many new issues concerning the privacy of such information. Congress and various state legislatures have considered legislation which would restrict our access to, and use of, credit and other personal information for direct marketing purposes. The direct marketing services industry, of which we are a part, could be negatively impacted in the event any of these or similar types of legislation are enacted.

    With the exception of regulations applicable to businesses generally, with respect to our Internet products and services, we are not currently subject to direct regulation by any government agency. Due to increasing popularity and use of the Internet, however, it is possible that a number of laws may be adopted with respect to the Internet in the future, covering issues such as:

    - user privacy;

    - pricing of goods and services offered; and

    - types of products and services offered.

    If the government adopts any additional laws or regulations covering use of the Internet, such actions could decrease the growth of the Internet. Any such reduction in the growth of the Internet may reduce demand for our goods and services and raise our cost of producing our goods and services. Finally, our sales of goods and services may be reduced and our costs to produce these goods and services may be increased if existing U.S. state and federal laws and foreign laws governing issues such as commerce, taxation, property ownership, defamation and personal privacy are increasingly applied to the Internet.

    WE FACE SECURITY RISKS CONCERNING THE TRANSMISSION OF CONFIDENTIAL INFORMATION. The secure transmission of confidential information over public telecommunications facilities is a significant barrier to e-commerce and communications on the Internet. Many factors may cause compromises or breaches of the security systems used by us or other Internet sites to protect proprietary information, including:

    - advances in computer and software functionality; or

    - new discoveries in the field of cryptography.

    A compromise of security on the Internet would have a negative effect on the use of the Internet for e-commerce and communications. This in turn would have a negative effect on our business. A party that is able to circumvent our security measures could misappropriate our proprietary information or cause interruptions in our operations. Protecting against the threat of such security breaches or alleviating problems caused by such breaches may require us to expend significant capital and other resources. When our activities and the activities of our customers and sponsors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches may expose us to a risk of loss or litigation and possible liability. There is no guarantee that our security measures will prevent security breaches.

                          FORWARD-LOOKING INFORMATION

    Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our respective businesses or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "plan," "intend," "should," "seek," "will," and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. Since we are incorporating by reference pro forma financial statements consolidating our financial statements with the companies we have acquired or will acquire, as if we acquired such companies at an earlier date, the financial data we present are based on estimates and do not necessarily reflect the results that would have been achieved at that time had we actually acquired those companies at such earlier date, and, for that reason, may not accurately reflect future results. These forward-looking statements reflect the current views of our management. However, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

    - our success or failure to implement our business strategies; and

    - other factors discussed under the heading "Risk Factors" and elsewhere in this prospectus.

    We assume no obligation to update any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors." You should carefully consider the information set forth under the caption "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of the shares offered by the selling stockholders.

                        DESCRIPTION OF OUR CAPITAL STOCK

    GENERAL

    Our authorized capital stock currently consists of 75,000,000 shares of common stock, par value $.01 per share, and 150,000 shares of preferred stock, par value $.01 per share.

    As of October 25, 1999 there were 25,420,038 shares of our common stock issued and outstanding and no shares of our preferred stock issued or outstanding.

    COMMON STOCK

    Each holder of our common stock is entitled to one vote for each outstanding share owned by him on every matter properly submitted to the stockholders for their vote. The shares of our common stock do not have cumulative voting rights in the election of directors. Stockholders are entitled to any dividends declared by the board of directors out of any legally available funds and are entitled to receive on a pro rata basis all of our assets available for distribution to the stockholders in the event of our liquidation, dissolution or the winding up. Stockholders do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock in any subsequent offering.

    PREFERRED STOCK

    The preferred stock may be issued in series having such designations, powers, preferences, rights and limitations on such terms and conditions as the board of directors may from time to time determine, including the rights, if any, of the holders of such preferred stock with respect to voting, dividends, redemption, liquidation and conversion.

    REGISTRAR AND TRANSFER AGENT

    The registrar and transfer agent for our common stock is Continental Stock Transfer & Trust Company, New York, New York.

                              SELLING STOCKHOLDERS

    The following table sets forth the names of the selling stockholders and the number of shares being registered for sale as of the date of the prospectus and sets forth the number of shares of common stock known by us to be beneficially owned by each of the selling stockholders as of October 1, 1999. Except as indicated, none of the selling stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the shares or other securities of the Company. The shares offered by this prospectus may be offered from time to time by the selling stockholders. The percent of beneficial ownership for each stockholder is based on 25,420,038 shares of common stock outstanding as of October 25, 1999. An "*" indicates beneficial ownership of less than 1%.

-------------------------------------------------------------------------------------------------------
                                                                                   BENEFICIAL OWNERSHIP
                                                                                      AFTER OFFERING
                                                  NUMBER OF                        --------------------
                                                  SHARES OF
                                                 COMMON STOCK    NUMBER SHARES
                                                 BENEFICIALLY      OF COMMON        NUMBER
SELLING STOCKHOLDER                                OWNED(1)     STOCK TO BE SOLD   OF SHARES   PERCENT
-------------------------------------------------------------------------------------------------------
Apogee Fund, L.P...............................     150,000          150,000               0        0
-------------------------------------------------------------------------------------------------------
Argosy Capital Group LLP.......................      75,000           75,000               0        0
-------------------------------------------------------------------------------------------------------
Bear Stearns Securities Corp.
Custodian FBO Constance Fretz IRA U/A
dtd. 7/21/97...................................       5,000            5,000               0        0
-------------------------------------------------------------------------------------------------------
Bear Stearns Securities Corp.
Custodian FBO William B. Fretz IRA U/A
dtd. 7/17/94...................................       3,000            3,000               0        0
-------------------------------------------------------------------------------------------------------
Bear Stearns Securities Corp.
Custodian FBO Philip P. Webb SEP IRA...........      12,000           12,000               0        0
-------------------------------------------------------------------------------------------------------
Bear Stearns Securities Corp.
Custodian FBO Ronald Spangler IRA..............       5,000            5,000               0        0
-------------------------------------------------------------------------------------------------------
Peter L. Berta.................................      30,000           30,000               0        0
-------------------------------------------------------------------------------------------------------
Scott K. Brown.................................       3,025            2,500             525        *
-------------------------------------------------------------------------------------------------------
Kien H. Chen and Yung San Chen.................      10,000           10,000               0        0
-------------------------------------------------------------------------------------------------------
CMGi, Inc......................................   2,321,084        1,160,542       1,160,542     4.57%
-------------------------------------------------------------------------------------------------------
Cohanzick Partners, L.P........................      50,000           50,000               0        0
-------------------------------------------------------------------------------------------------------
Larry Colvin...................................       5,000            5,000               0        0
-------------------------------------------------------------------------------------------------------
Karen Dauphinee................................       5,000            5,000               0        0
-------------------------------------------------------------------------------------------------------
Keith Donmoyer.................................       2,000            2,000               0        0
-------------------------------------------------------------------------------------------------------
EDJ Limited....................................      50,000           50,000               0        0
-------------------------------------------------------------------------------------------------------
EP Opportunity Fund International, Ltd.........      18,000           18,000               0        0
-------------------------------------------------------------------------------------------------------
EP.com Fund, L.L.C.............................      15,000           15,000               0        0
-------------------------------------------------------------------------------------------------------
J. Keith Fretz.................................       5,000            5,000               0        0
-------------------------------------------------------------------------------------------------------
The William B. Fretz, Jr. Irrev. Deed of
Trust dtd 6/26/98 FBO Heather Nicole Fretz
William B & Lloyd Fretz TTEES..................       2,500            2,500               0        0
-------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
                                                                                    BENEFICIAL OWNERSHIP
                                                                                       AFTER OFFERING
                                                   NUMBER OF                        ---------------------
                                                   SHARES OF
                                                  COMMON STOCK    NUMBER SHARES
                                                  BENEFICIALLY      OF COMMON        NUMBER
SELLING STOCKHOLDER                                 OWNED(1)     STOCK TO BE SOLD   OF SHARES    PERCENT
---------------------------------------------------------------------------------------------------------
The William B. Fretz, Jr. Irrev. Deed of
Trust dtd 6/26/98 FBO Christopher Bradley
Fretz William B & Lloyd Fretz TTEES.............       5,000            5,000              0         0
---------------------------------------------------------------------------------------------------------
Frorer Partners, L.P............................     500,000          500,000              0         0
---------------------------------------------------------------------------------------------------------
Georgetown University
James R. Schlesinger Fund.......................      20,000           20,000              0         0
---------------------------------------------------------------------------------------------------------
Gotham Capital V, LLC...........................      95,238           95,238              0         0
---------------------------------------------------------------------------------------------------------
Gruber & McBaine International..................     130,000           50,000         80,000         *
---------------------------------------------------------------------------------------------------------
Jon D. Gruber...................................      40,000           15,000         25,000         *
---------------------------------------------------------------------------------------------------------
John Harrison...................................      15,000           15,000              0         0
---------------------------------------------------------------------------------------------------------
Dolores Howland.................................      11,000           10,000          1,000         *
---------------------------------------------------------------------------------------------------------
Kodiak Opportunity 3C7, L.P.....................     104,907           86,667         18,240         *
---------------------------------------------------------------------------------------------------------
Kodiak Opportunity Offshore, Ltd................     456,671          396,191         60,480         *
---------------------------------------------------------------------------------------------------------
Kodiak Opportunity, L.P.........................     153,470          136,190         17,280         *
---------------------------------------------------------------------------------------------------------
Krakover Family Trust,
Stuart M. Krakover TTY..........................      25,000           25,000              0         0
---------------------------------------------------------------------------------------------------------
Lagunitas Partners..............................     318,500          100,000        218,000         *
---------------------------------------------------------------------------------------------------------
Lancaster Investment Partners, L.P..............      75,000           75,000              0         0
---------------------------------------------------------------------------------------------------------
Lancaster Investment Partners, L.P..............     225,000          225,000              0         0
---------------------------------------------------------------------------------------------------------
Losty Capital Management........................      50,000           50,000              0         0
---------------------------------------------------------------------------------------------------------
Stephen C. Marcus...............................      10,000           10,000              0         0
---------------------------------------------------------------------------------------------------------
Stephen J. Massocca.............................      70,000           70,000              0         0
---------------------------------------------------------------------------------------------------------
J. Patterson McBaine............................      67,200           15,000         52,200         *
---------------------------------------------------------------------------------------------------------
Pitt & Co.......................................      92,500           20,000         72,500         *
---------------------------------------------------------------------------------------------------------
Polar Capital, L.P..............................     125,000          125,000              0         0
---------------------------------------------------------------------------------------------------------
Leonard Polishuk................................      10,000           10,000              0         0
---------------------------------------------------------------------------------------------------------
Porter Partners, L.P............................     334,103          250,000         84,103         *
---------------------------------------------------------------------------------------------------------
Jeffrey H. Porter...............................      30,000           30,000              0         0
---------------------------------------------------------------------------------------------------------
Sanford B. Prater...............................       6,500            6,500              0         0
---------------------------------------------------------------------------------------------------------
Chandroth V. Purushothaman......................      10,000           10,000              0         0
---------------------------------------------------------------------------------------------------------
RCW, Sr. Stock Account
Richard C. Walling, General Partner.............      20,000           20,000              0         0
---------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
                                                                                   BENEFICIAL OWNERSHIP
                                                                                      AFTER OFFERING
                                                  NUMBER OF                        --------------------
                                                  SHARES OF
                                                 COMMON STOCK    NUMBER SHARES
                                                 BENEFICIALLY      OF COMMON        NUMBER
SELLING STOCKHOLDER                                OWNED(1)     STOCK TO BE SOLD   OF SHARES   PERCENT
-------------------------------------------------------------------------------------------------------
Scout Capital Partners, L.P....................      30,000           30,000               0        0
-------------------------------------------------------------------------------------------------------
John J.F. Sherrerd.............................     105,000           20,000          85,000        *
-------------------------------------------------------------------------------------------------------
Anita Steiner and Stanley Steiner
Tenants by the Entirety........................       5,000            5,000               0        0
-------------------------------------------------------------------------------------------------------
Robert Steininger..............................       6,000            6,000               0        0
-------------------------------------------------------------------------------------------------------
TCMP(3) Partners...............................      30,000           30,000               0        0
-------------------------------------------------------------------------------------------------------
Edward O. Thorp................................      97,200           69,400          27,800        *
-------------------------------------------------------------------------------------------------------
Jeffrey Thorp..................................      25,000           25,000               0        0
-------------------------------------------------------------------------------------------------------
Jeffrey Thorp, IRA Bear Stearns
Securities Corp. Custodian.....................       5,400            5,400               0        0
-------------------------------------------------------------------------------------------------------
Jeffrey Thorp, IRA Rollover, Bear Stearns
Securities Corp. Custodian.....................      64,000           64,000               0        0
-------------------------------------------------------------------------------------------------------
VFT Special Ventures, LP.......................      50,000           50,000               0        0
-------------------------------------------------------------------------------------------------------
Raymond H. Welsh...............................      65,070           10,000          55,070        *
-------------------------------------------------------------------------------------------------------
      Total Common Stock.......................   6,249,368        4,291,128       1,957,740     7.70%
-------------------------------------------------------------------------------------------------------

(1) The figures for the number of shares and the percentage of shares beneficially owned by the selling stockholders after the offering are based on the assumption that all of the selling stockholders will sell all of the shares registered for sale hereby. Because the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by the selling stockholders after completion of the sale of shares hereunder. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

    This prospectus relates to the offer of our common stock by the selling stockholders stock from time to time following the effective date of the registration statement filed with the SEC with respect to this prospectus. As used herein, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this document. Registration of our common stock does not necessarily mean that any of the shares of our common stock will be sold by the selling stockholders within any particular time frame.

    We will not receive any of the proceeds from the sale of our common stock offered by the selling stockholders.

    The distribution of shares of our common stock may be affected by the selling stockholders from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or in other transactions at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. Any underwritten offering may be on either a "best efforts" or a "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or from purchasers for whom they may act as agents. Underwriters may sell our common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

    The selling stockholders and any underwriters, dealers or agents that participated in the distribution of our common stock may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of our common stock by them and any discounts, commissions or concessions received by those underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

    At the time a particular offer of our common stock is made by a selling stockholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.

    The sale of our common stock by the selling stockholders also may be affected from time to time by selling the stock directly to purchasers or to or through broker-dealers. In connection with any sale, a broker-dealer may act as agent for the selling stockholders or may purchase from the selling stockholders all or a portion of our common stock registered herein for the selling stockholders as principal, and sales may be made pursuant to any of the methods described below. These sales may be made on the Nasdaq National Market System, in negotiated transactions or otherwise, in each case at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

    The selling stockholders may also sell our shares in one or more of the following transactions:

    - block transactions, which may involve crosses, in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

    - purchases by a broker-dealer as principal and resale by a broker-dealer for its own account pursuant to a prospectus supplement;

    - a special offering, an exchange distribution or a secondary distribution in accordance with applicable Nasdaq National Market Regulation, Inc. rules;

    - ordinary brokerage transactions and transactions in which these broker-dealers solicit purchasers;

    - sales at the market to or through a specialist or market maker or into an existing trading market, on an exchange or otherwise, for the shares; and

    - sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

    In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholders in amounts to be negotiated immediately prior to the sale. Broker-dealers also may receive compensation from purchasers of our common stock from the selling stockholders, which is not expected to exceed amounts that are customary for the types of transactions involved.

    In connection with distributions of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or others prior to or after the effective time of this registration statement. These broker-dealers may engage in short sales of our common stock or other transactions in the course of hedging the positions assumed by persons in connection with hedging transactions or otherwise. The selling stockholders also may sell our common stock short and redeliver our common stock to close out short positions; enter into option or other transactions with broker-dealers or others which may involve the delivery to these persons of our common stock offered hereby, which common stock these people may resell pursuant to this prospectus; and/or pledge our common stock to a broker or dealer or others and, upon a default, these people may effect sales of our common stock pursuant to this prospectus. In addition, any of our common stock covered by this registration statement/ prospectus that qualifies for resale pursuant to Rule 144 of the Securities Act may be sold under Rule 144, rather than with this prospectus.

    In order to comply with securities laws of certain states, if applicable, our common stock held by the selling stockholders may be sold only through registered or licensed brokers or dealers.

    Until the distribution of our common stock held by the selling stockholders is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase our common stock. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of our common stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

    The lead underwriters also may impose a penalty bid on certain other underwriters participating in the offering and selling group members. This means that, if the lead underwriters purchase our common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold our common stock as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. The imposition of a penalty bid also might have an effect on the price of a security to the extent that it discouraged resale of the security before the distribution is completed.

    We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of our common stock. In addition, we make no representation that underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

    We will pay all expenses associated with filing and maintaining the effectiveness of this registration statement. Other expenses incident to the offering and sale of our common stock by the selling stockholders, including brokerage and underwriting commissions, will be paid by the selling stockholders.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement under the Securities Act with respect to the shares of common stock offered hereby on Form S-3. This prospectus is a part of that registration statement. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

    In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference          Northeast Regional        Midwest Regional Office
Section,                  Office                    500 West Madison Street
Room 1024                 7 World Trade Center      Suite 1400
450 Fifth Street, N.W.    Suite 1300                Chicago, Illinois
Judiciary Plaza           New York, New York 10048  60661-2511
Washington, D.C. 20549

    The SEC maintains an Internet World Wide Web site (http://www.sec.gov) that contains our reports, proxy statements and other information about us and other companies who file electronically with the SEC.

    Our common stock is traded on the Nasdaq National Market System.

    The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

    This document incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition. Some of these filing have been amended by later filings, which are also listed.

SEC FILINGS                                          DESCRIPTION OR PERIOD/AS OF DATE
-----------                                    ---------------------------------------------
Annual Report on Form 10-K...................  Year ended June 30, 1999

Current Reports on Form 8-K, as amended......  Reports dated July 8, 1999, as amended; May
                                               24, 1999; March 24, 1999, as amended;
                                               February 1, 1999; and September 28, 1998

Proxy Statement/Prospectus on Form S-4,
  as amended.................................  August 13, 1999

    We incorporate by reference additional documents that we may file with the SEC after the date of this document. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    You can obtain any of the documents incorporated by reference into this document from us, or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document.

    You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following addresses:

                         Marketing Services Group, Inc.
                               333 Seventh Avenue
                            New York, New York 10001
                            Attn: Investor Relations
                                 (917) 339-7100

    If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

    We have not authorized anyone to give any information or make any representation about us that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

    If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

    The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of our common stock will be passed upon for us by McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP, Las Vegas, Nevada.

                                    EXPERTS

    The financial statements and financial statement schedule included in the 1999 Annual Report on Form 10-K of MSGI for the year ended June 30, 1999 and the financial statements of Stevens-Knox & Associates, Inc. and Affiliates and CMG Direct Corporation, included in MSGI's Current Reports on Form 8-K/A filed on April 6, 1999 and July 29, 1999, respectively, incorporated by reference in this prospectus, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Grizzard Advertising Incorporated as of and for the years ended December 31, 1997 and 1998 incorporated in this prospectus by reference from Marketing Services Group, Inc.'s Proxy Statement/Prospectus on Form S4, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated, in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of Grizzard Advertising Incorporated for the year ended December 31, 1996 incorporated by reference in this prospectus have been audited by Ross Lane & Company, LLC, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated, in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                4,291,128 SHARES

                         MARKETING SERVICES GROUP, INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                OCTOBER   , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses payable by Marketing Services Group, Inc. in connection with the offering described in this Registration Statement are as follows:

      Registration fee............................................  $14,092
      Legal fees and expenses.....................................  $15,000
      Accounting fees and expenses................................  $ 6,000
      Printing and duplicating expenses...........................  $ 2,500
      Miscellaneous expenses......................................  $ 2,408
                                                                    -------
      Total.......................................................  $40,000
                                                                    =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 78.751 of Chapter 78 of the Nevada Revised Statutes and Article XI of our articles of incorporation contain provisions for indemnification of our officers, directors, employees and agents. The articles of incorporation require us to indemnify such persons to the full extent permitted by Nevada law. The indemnification provisions of the Nevada General Corporation Law require indemnification of a director who has been successful on the merits or otherwise in defense of any action to which such person was a party because such person is or was a director of the corporation. We will indemnify each such person in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interest. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.

    Our articles of incorporation and bylaws also provide that our board of directors may cause us to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person. We presently have directors' and officers' liability insurance in effect.

    We carry policies of insurance which cover the our individual directors and officers for legal liability and which would pay on our behalf for expenses of indemnification of directors and officers in accordance with our articles of incorporation.

    Under the merger agreement among us, GCG Merger Corp. and Grizzard Advertising Incorporated dated as of July 8, 1999, for a period of three years after the effective time of the merger, we are required to maintain or shall cause the surviving corporation to maintain in effect a directors' and officers' liability insurance policy covering Grizzard's directors and officers with coverage arising out of their actions or omissions prior to the effective time of the merger.

ITEM 16. EXHIBITS.

        4(i)  Amended and Restated Articles of Incorporation (a)

        4(ii) Certificate of Amendment to the Amended and Restated
              Articles of Incorporation of the Registrant (a)

        4(iii) Certificate of Amendment to the Articles of Incorporation authorizing the change of name to All-Comm Media Corporation
              (b)

        4(iv) By-Laws (a)

        4(v) Certificate of Amendment of Articles of Incorporation authorizing the increase in number of authorized shares of common and preferred stock to 36,300,000 (c)

        4(vi) Certificate of Amendment of Articles of Incorporation authorizing the change of name to Marketing Services Group, Inc. (d)

        4(vii) Certificate of Amendment of Articles of Incorporation authorizing the increase in number of authorized shares of common and preferred stock to 75,150,000 (e)

        5.1   Opinion of McDonald Carano Wilson McCune Bergin Frankovich &
              Hicks LLP as to legality of securities being offered
              (including consent)*

       23.1   Consent of PricewaterhouseCoopers LLP*

       23.2   Consent of Deloitte & Touche LLP*

       23.3   Consent of Ross Lane & Company, LLC*

       23.4   Consent of McDonald Carano Wilson McCune Bergin Frankovich &
              Hicks LLP (contained in Exhibit 5.1)

       24.1   Powers of Attorney (included on pages II-3 hereof)

            * Filed herewith

            (a) Incorporated by reference to the Company's Registration
              Statement on Form S-4, Registration Statement No. 33-45192

            (b) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1995

            (c) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1996

            (d) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997

            (e) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected on the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraph (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 27, 1999.

                                                       MARKETING SERVICES GROUP, INC.

                                                       By:            /s/ J. JEREMY BARBERA
                                                            -----------------------------------------
                                                                        J. Jeremy Barbera,
                                                                    CHAIRMAN OF THE BOARD AND
                                                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of J. Jeremy Barbera and Alan I. Annex, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-3 under the Securities Act of 1933, including to sign the Registration Statement in the name and on behalf of the undersigned as a director or officer of the Registrant and any and all amendments or supplements thereto, including any and all stickers and post-effective amendments thereto, and any and all additional registration statements relating to the same offering of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----
            /s/ J. JEREMY BARBERA              Chairman of the Board and
    ------------------------------------         Chief Executive Officer (Principal  October 27, 1999
              J. Jeremy Barbera                  Executive Officer)

              /s/ ALAN I. ANNEX
    ------------------------------------       Director                              October 27, 1999
                Alan I. Annex

          /s/ S. JAMES COPPERSMITH
    ------------------------------------       Director                              October 27, 1999
            S. James Coppersmith

             /s/ JOHN T. GERLACH
    ------------------------------------       Director                              October 27, 1999
               John T. Gerlach

              /s/ SEYMOUR JONES
    ------------------------------------       Director                              October 27, 1999
                Seymour Jones

                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----
            /s/ EDWARD E. MULLEN
    ------------------------------------       Director                              October 28, 1999
              Edward E. Mullen

    ------------------------------------       Director
              Michael E. Pralle

    ------------------------------------       Director
            C. Anthony Wainright

              /s/ CINDY H. HILL
    ------------------------------------       Chief Financial Officer (Principal    October 27, 1999
                Cindy H. Hill                    Financial and Accounting Officer)